Exhibit 99.1

Gaming and Leisure Properties, Inc.

Gaming and Leisure Properties, Inc. Declares a Special Dividend of $11.85 Per Share

$1.05 Billion Represents Accumulated Earnings and Profits Allocated to
GLPI In Connection with Spin-Off from Penn National Gaming, Inc.

Wyomissing, PA.—January 3, 2014 - (BUSINESS WIRE) — Gaming and Leisure Properties, Inc. (NASDAQ:GLPI) (GLPI or the Company) today announced that its Board of Directors declared a special dividend to shareholders in connection with its previously announced intention to qualify as a real estate investment trust (REIT) in 2014 following its separation from Penn National Gaming, Inc. (NASDAQ:PENN) on November 1, 2013.

The special dividend of $1.05 billion, or approximately $11.85 per share, will be paid on February 18, 2014 to shareholders of record on January 13, 2014. The amount of cash to be distributed will be $210 million, or 20% of the total distribution, with the remainder to be paid in shares of GLPI common stock.  Although the Company does not anticipate the need for a further dividend to complete the purge of its historical earnings and profits, if the Company later determines that a subsequent dividend is necessary to qualify as a REIT in 2014, it would expect to declare and pay an additional dividend of earnings and profits no later than December 31, 2014.

Each GLPI shareholder will be permitted to elect to receive the shareholder’s entire entitlement in either cash or GLPI common stock, subject to the 20% aggregate cash requirement. Shareholders of record on the Record Date will receive an election form providing for a choice of all cash or all shares, which must be completed and returned by the close of business on February 10, 2014. Shareholders electing cash will receive all cash unless the aggregate amount elected by all shareholders is in excess of the 20% cash requirement, in which case, cash will be allocated on a pro rata basis to such shareholders with the balance in shares. Shareholders electing all shares or failing to make an election will receive all shares unless the 20% cash requirement has not been met, in which case those not making an election will receive cash on a pro rata basis until the 20% cash requirement has been met. If the 20% cash requirement has not then been met, cash will be allocated on a pro rata basis to those electing shares.  The Company currently estimates the share component of the dividend to be approximately 0.25 additional shares per current GLPI share; however, the actual number of shares to be distributed will be determined based upon shareholder elections and market factors.

Broadridge Corporate Issuer Solutions, Inc. will serve as the Company’s Election Agent and Disbursing Agent.

About Gaming and Leisure Properties

GLPI is a real estate investment trust (“REIT”) for United States federal income tax purposes, whose primary business consists of acquiring, financing, and owning real estate property to be leased to gaming operators in “triple net” lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI is the first gaming-focused REIT, and expects to grow its portfolio by aggressively pursuing opportunities to acquire additional gaming facilities to lease to gaming operators, which may include Penn. GLPI intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing GLPI’s planned acquisitions or projects, including GLPI’s ability to qualify as a REIT or maintain its status as a REIT; there being no need for any further dividend of historical accumulated earnings and profits in order to qualify as a REIT in 2014; the ability and willingness of GLPI’s tenants, operators and other third parties to meet and/or perform their obligations under their respective contractual arrangements with GLPI, including, in some cases, their obligations to indemnify, defend and hold GLPI harmless from and against various claims, litigation and liabilities; the ability of GLPI’s tenants and operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to other third parties, including without limitation obligations under their existing credit facilities and other indebtedness; the ability of GLPI’s tenants and operators to comply with laws, rules and regulations in the operation of its properties, to deliver high quality services, to attract and retain qualified personnel and to attract customers; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to diversify into different businesses, such as hotels, entertainment facilities and office space; the access to debt and equity capital markets; fluctuating interest rates; the availability of qualified personnel and GLPI’s ability to retain its key management personnel;  GLPI’s duty to indemnify Penn in certain circumstances if the spin-off fails to be tax-free; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; changes in accounting standards; the impact of weather events or conditions, natural disasters, acts of terrorism and other international hostilities, war or political instability; other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and other factors described in GLPI’s Prospectus on Form S-11 filed on October 4, 2013, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”). All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Contact

Investor Relations - Gaming and Leisure Properties, Inc.

Dan Foley

T: 203- 682-8312

Email: Dan.Foley@icrinc.com

Bill Clifford

T: 610-401-2900

Email: BClifford@glpropinc.com